EXHIBIT 99(a)(3)

To:	Covansys U.S. Stock Option Holders

From:        Martin C. Clague, CEO

Subject:      Covansys Employee Stock Option Exchange Program

Date:         October 25, 2002

The purpose of this memo and the attached Q&A is to notify you of a decision made by the Covansys Board of Directors to implement a U.S. stock option exchange program and to provide you with some preliminary information about the program.

As you know, the current market price of our stock has fallen below the exercise price or strike price for many of you who have outstanding Covansys U.S. stock options. Covansys has always adhered to a philosophy of granting stock options to reward, motivate, and retain our most critical asset, our employees. In consideration of the significant difference between the exercise price of many of our outstanding options and the current market value of our stock, our philosophy is not being fulfilled. In order to address this situation, the Covansys Board of Directors on October 7th, 2002, approved a U.S. stock option exchange program. Under this exchange program Covansys will offer eligible* employees the opportunity to voluntarily exchange their current outstanding Covansys U.S. stock options for new stock options.

Soon, Covansys will file, with the Securities and Exchange Commission (SEC), our intent to implement a U.S. stock option exchange program and request their approval to proceed.

Upon SEC approval, a packet of materials will be mailed to your home with detailed information and instructions about the stock option exchange program, how it works, and what it means to you. This packet will include all of the forms you will need to complete in order to participate in the program. A summary sheet listing the number of stock options you currently hold and the number of new options you will receive if you choose to participate will also be included.

Before making any decision, I encourage you to carefully review all of the materials when you receive them. If you have any questions about your own tax or financial situation, you may also wish to discuss your participation in this program with your personal tax or financial advisor.

Regardless of your decision, Covansys thanks you for your continuing service, as well as your dedication to the success of our company.

*	This exchange program is made available to active employees and employees on an approved leave who have outstanding Covansys U.S. stock options. Non-employee members of Covansys Board of Directors are excluded from this program.